Exhibit 2.3

SECOND AMENDMENT

TO

SECOND AMENDED AND RESTATED REPURCHASE AGREEMENT

(Two Step)

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED REPURCHASE AGREEMENT (TWO STEP), dated as of June 6, 2012 (this “Amendment”), is entered into by and between THE TORO COMPANY, a Delaware corporation (“Seller”), and RED IRON ACCEPTANCE, LLC, a Delaware limited liability company (“Red Iron”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Repurchase Agreement (as hereinafter defined).

RECITALS

A.            Seller and Red Iron are parties to that certain Second Amended and Restated Repurchase Agreement (Two Step), entered into as of October 29, 2010, as amended by the First Amendment to Second Amended and Restated Repurchase Agreement (Two Step), dated as of December 12, 2011 (as so amended, the “Repurchase Agreement”).

B.            The parties hereto have agreed to amend the Repurchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.             Amendment.  The first sentence of Section 8(a) (Initial Term) of the Repurchase Agreement is amended and restated in its entirety as follows:

“The initial term of this Agreement commenced on October 1, 2009 and, provided this Agreement is not terminated earlier as otherwise provided herein, shall continue until October 31, 2017 (the “Initial Term”), and thereafter shall be extended automatically for additional two-year terms (each, an “Additional Term”) unless at least one year prior to the expiration of the Initial Term or Additional Term (as applicable) either party gives notice to the other party of its intention not to extend the term, in which event the Agreement shall terminate at the end of the then current Initial Term or Additional Term.”

2.             Affirmation of Repurchase Agreement; Further References.  The parties hereto each acknowledge and affirm that the Repurchase Agreement, as hereby amended, is hereby ratified and confirmed in all respects, and all terms, conditions and provisions of the Repurchase Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect.  All references in any document or instrument to the Repurchase Agreement

(including references in the Repurchase Agreement to the terms thereof) are hereby amended to refer to the Repurchase Agreement as amended by this Amendment.

3.             Entire Agreement.  This Amendment, on and after the date hereof, contains all of the understandings and agreements of whatsoever kind and nature existing among the parties with respect to this Amendment, the subject matter hereof, and the rights, interests, understandings, agreements and obligations of the parties pertaining to the subject matter hereof with the effect that this Amendment shall control with respect to the specific subjects hereof.

4.             Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

THE TORO COMPANY

By:	/s/ Thomas J. Larson
Name: Thomas J. Larson
Its: Vice President, Treasurer

RED IRON ACCEPTANCE, LLC

By:	/s/ Mark J. Wrend
Name: Mark J. Wrend
Its: Manager

Second Amendment to Second Amended and Restated Repurchase Agreement